      As filed with the Securities and Exchange Commission on May 22, 2002

                                                     Registration No. 2-33-14542
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 3

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                             COOPER INDUSTRIES, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         BERMUDA                                                 98-0355628
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                                Identification No)

       600 TRAVIS, SUITE 5800
           HOUSTON, TEXAS                                          77002
(Address of principal executive offices)                         (Zip Code)


                          -----------------------------

                             COOPER INDUSTRIES, INC.
                              AMENDED AND RESTATED
                        1989 EMPLOYEE STOCK PURCHASE PLAN

                          -----------------------------

                               DIANE K. SCHUMACHER
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             600 TRAVIS, SUITE 5800
                              HOUSTON, TEXAS 77002
                     (Name and address of agent for service)
                                 (713) 209-8400
                     (Telephone number of agent for service)

================================================================================

                                EXPLANATORY NOTE

Reorganization of Cooper Industries, Inc. to Bermuda

         This Post-Effective Amendment No. 3 to Registration Statement on Form S-8, Registration No. 2-33-14542, is filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the "Securities Act"), by Cooper Industries, Ltd., a Bermuda company (the "Company"), which is the successor issuer to Cooper Industries, Inc., an Ohio corporation ("Cooper Ohio"), following a corporate reorganization (the "Reorganization") that became effective on May 22, 2002. The Reorganization was effected through the merger of Cooper Mergerco, Inc., an Ohio corporation, with and into Cooper Ohio with the result that Cooper Ohio became an indirect, wholly-owned subsidiary of the Company. Pursuant to the Reorganization, Class A Common Shares, par value $0.01 per share, of the Company will henceforth be issuable under the Cooper Industries, Inc. Amended and Restated 1989 Employee Stock Purchase Plan (the "Plan") in lieu of shares of common stock of Cooper Ohio, but Cooper Ohio will continue to sponsor the Plan. The Company expressly adopts this registration statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Cooper Ohio (including the Company as successor issuer) are hereby incorporated by reference in this registration statement:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     o    Quarterly Report on Form 10-Q for the period ending March 31, 2002;

     o Current Reports on Forms 8-K filed with the SEC on January 24, January 25, February 21, March 22, April 23, May 14, and May 22, 2002;

     o The descriptions of the Company's Class A Common Shares and the associated Preferred Share Purchase Rights in the registration statement on Form 8-A filed with the SEC on May 16, 2002, including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 98 of the Companies Act of 1981 of Bermuda (the "Companies Act") provides generally that a Bermuda company may indemnify its directors and officers against any liability that by virtue of any rule of law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the Company. Section 98 further provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which a judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Companies Act.

         The Company's Bye-Laws provide that the Company shall indemnify any current or former director, officer, resident representative, or any person serving or who has served at the request of the Company as a director, officer or trustee of another corporation, joint venture, trust or other enterprise, to the fullest extent allowed by Bermuda law. The indemnification provisions in the Bye-Laws are not exclusive of other rights to which a director or officer may be entitled.

         In 1987 the Cooper Ohio board of directors and shareholders authorized Cooper Ohio to enter into indemnification agreements with the directors and certain officers that may be designated from time to time by the board of directors. In May, 2002, the Company's board of directors and shareholders authorized the Company to enter into such indemnification agreements with officers and directors of the Company and its subsidiaries. The indemnification agreements contain provisions for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director's or officer's acts or omissions in his or her capacity as a director or officer of the Company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         The following is a list of exhibits filed with this registration statement:

        Number                        Description

          4.1 Memorandum of Association of the Company (incorporated by reference to Annex II of the Company's Registration Statement on Form S-4, Registration No. 333-62740).

          4.2 Amended and Restated Bye-Laws of the Company (incorporated by reference to Annex III of the Company's Registration Statement on Form S-4, Registration No. 333-62740).

          4.3 Specimen Class A Common Share certificate of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form 8-A filed May 16, 2002).

          4.4 Rights Agreement dated as of May 16, 2002 between the Company and EquiServe Trust Company, N.A. (incorporated by reference to
               Exhibit 4.4 to the Company's Registration Statement on Form 8-A filed May 16, 2002).

          5.1  Opinion of Appleby, Spurling & Kempe.

          23.1 Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).

          23.2 Consent of Ernst & Young LLP, Independent Auditors.

ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section

          15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 21, 2002.

                                                  COOPER INDUSTRIES, LTD.
                                                   (Registrant)



                                                  By:  /s/ H. JOHN RILEY, JR.
                                                     ---------------------------
                                                     H. John Riley, Jr.
                                                     Chairman, President and
                                                       Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacity and on the dates indicated.

                      SIGNATURE                                        TITLE                           DATE
                      ---------                                        -----                           ----
              /s/ H. JOHN RILEY, JR.                    Chairman, President and Chief               May 21, 2002
-------------------------------------------------       Executive Officer/Director
                H. John Riley, Jr.

             /s/ D. BRADLEY McWILLIAMS                  Senior Vice President and Chief             May 21, 2002
-------------------------------------------------       Financial Officer/Director
               D. Bradley McWilliams

               /s/ JEFFREY B. LEVOS                     Vice President and Controller and           May 21, 2002
-------------------------------------------------       Chief Accounting Officer
                 Jeffrey B. Levos

              /s/ DIANE K. SCHUMACHER                   Director                                    May 21, 2002
-------------------------------------------------
                Diane K. Schumacher

                                INDEX TO EXHIBITS

   Number                        Description
   ------                        -----------
     4.1  Memorandum of Association of the Company (incorporated by reference to
          Annex II of the Company's Registration Statement on Form S-4,
          Registration No. 333-62740).

     4.2 Amended and Restated Bye-Laws of the Company (incorporated by reference to Annex III of the Company's Registration Statement on Form
          S-4, Registration No. 333-62740).

     4.3 Specimen Class A Common Share certificate of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form 8-A filed May 16, 2002).

     4.4  Rights Agreement dated as of May 16, 2002 between the Company and
          EquiServe Trust Company, N.A. (incorporated by reference to Exhibit
          4.4 to the Company's Registration Statement on Form 8-A filed May 16,
          2002).

     5.1  Opinion of Appleby, Spurling & Kempe.

     23.1 Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).

     23.2 Consent of Ernst & Young LLP, Independent Auditors.